UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 10, 2005

WESTPOINT STEVENS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15381	36-3498354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 West 10th Street, West Point, Georgia	31833

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (706) 645-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 10, 2005, WestPoint Stevens Inc. (the "Company") issued a press release announcing that, in 2005, it will realign and consolidate its manufacturing capacity with the closing of five plants and two distribution centers and the reduction of more than 50% of its workforce at a sixth plant. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The decision to undertake the realignment and consolidation was made by the Board of Directors of the Company on or about August 18, 2004, for the reasons indicated in the press release. As noted therein, it is currently anticipated that the closings and workforce reduction will be completed by late March or early April of 2005.

The Company estimates that the total costs associated with its implementation of the realignment and consolidation from these closings and reduction in workforce will aggregate approximately $130 million, of which approximately $40 million will involve cash outlays, approximately $81 million will result from write-downs of fixed assets and inventory and approximately $8 million will result from production disruption. In addition, the Company estimates that it will incur approximately $1 million of capital expenses in connection with the realignment and consolidation.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits
Exhibit No.	Description

99.1	Press release dated January 10, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTPOINT STEVENS INC.
(Registrant)

Date: January 13, 2005	By:	/s/ Christopher N. Zodrow

Christopher N. Zodrow
Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 10, 2005.